Exhibit 99.1

Avinger Reports Preliminary First Quarter 2020 Revenue Results

Provides Update on COVID-19 Impact and Response

Redwood City, Calif., April 15, 2020 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of patients with Peripheral Artery Disease (PAD), today reported preliminary results for the first quarter ended March 31, 2020. The company also provided an update on its operations and response to the COVID-19 pandemic.

Revenue in the first quarter of 2020 is expected to be approximately $2.25 million, an increase of 22% over the first quarter of 2019, representing the company’s third consecutive quarter with greater than 20% year-over-year revenue growth. During the first quarter of 2020, total Pantheris revenue grew 76% over the prior year, to $1.6 million, with new sales of Pantheris SV and increased sales of the Pantheris next generation device both contributing to growth of the product line. Avinger launched 11 new Lumivascular sites during the first quarter in high volume areas, such as Arizona, Michigan, and Louisiana, which also contributed to revenue growth for the quarter.

Prior to the impact of COVID-19 in March, Avinger was on track to deliver even higher revenue growth in the first quarter. As patients, hospitals and medical providers defer elective procedures in accordance with the guidance from the U.S. Surgeon General and Centers for Medicaid & Medicaid Services (CMS) issued in March, the industry has experienced a decline in elective procedures to treat PAD. Treatment of more urgent cases, such as patients with critical limb ischemia (CLI), continue to be performed in hospitals and office-based labs on a regular basis. Deferral of elective procedures has resulted in a decrease in overall case volume and impacted sales of the company’s products. While clinicians continue to use Avinger’s products to treat more urgent cases on a daily basis, the company expects a decline in overall case volume and sales of its products to continue through the second quarter of 2020.

In response to this deferral of case activity, Avinger has implemented a series of cost reductions in the second quarter, including a 20% salary reduction company-wide, a reduction in hours worked by manufacturing and other hourly employees, and discretionary spending cuts across the organization. Avinger is also pursuing available government programs, such as the federal relief programs offered via the U.S. Small Business Administration.

Avinger continues to advance key product development programs and does not expect timelines for these programs to be impacted by COVID-19. The company anticipates filing a 510(k) submission this quarter for U.S. pre-marketing clearance of Ocelaris, its next generation image-guided CTO-crossing device, with anticipated availability for product launch by the fourth quarter of this year. Avinger anticipates filing a 510(k) submission for the L300 imaging console in the second half of this year, which is expected to provide enhanced imaging capabilities in a much smaller form factor and lower cost.

Avinger continues to make progress on completing its INSIGHT IDE clinical study, which is being conducted to evaluate the safety and effectiveness of Pantheris for treating in-stent restenosis (ISR). Avinger plans to submit a 510(k) application with the U.S. Food and Drug Admission (FDA) to expand Pantheris labeling to include a specific ISR indication later this year. In January, Avinger announced first patient enrollment in its IMAGE-BTK study, designed to evaluate safety and efficacy endpoints for Pantheris SV in the treatment of PAD lesions below-the-knee. In response to the COVID-19 pandemic, additional patient enrollment and site initiation has been paused. The company will provide further updates when the IMAGE-BTK study has been reinitiated.

“We join the nation in thanking those physicians and medical personnel on the front lines as they work tirelessly to prioritize the care of COVID-19 patients,” said Jeff Soinski, Avinger’s President and CEO. “We remain committed to supporting interventionalists in the treatment of critical PAD cases. Their dedication to their patients is inspiring and we stand ready with our products and personnel to support them any way we can.

“During this challenging time, we have taken important steps to reduce cost in our organization while maintaining the employee base and infrastructure to support physicians and customers, as well as continue to make progress on our important strategic initiatives, including our product development and clinical milestones.”

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, including relating to our expected revenue, our anticipated 510(k) submissions timing, the anticipated product launch of Ocelaris, and the expected benefits of the L300 imaging console. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris, Ocelaris and our Lightbox imaging console; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; requirements to obtain regulatory approval to commercialize our products; the impacts of the COVID-19 pandemic and responses thereto; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com